Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (the “Agreement”) is entered into effective May 24, 2017 (the “Effective Date”), by and between Shailubhai Kunwar (the “Executive”) and Rasna Therapeutics, Inc. (the “Company”).
The Company desires to employ the Executive and, in connection therewith, to compensate the Executive for Executive’s personal services to the Company; and
The Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation.
Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:
1.Employment by the Company.
1.Position. Subject to the terms set forth herein, the Company agrees to employ Executive in the positions of Chief Executive Officer and Chief Scientific Officer, and Executive hereby accepts such employment. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company and Tiziana Lifesciences PLC (“Tiziana”) (the Company and Tiziana together with any holding company or any parent company or any subsidiary or subsidiary undertaking of such companies, shall be called the “Group Companies”).
2.Duties. Executive will report to the Board of Directors of the Company (the “Board”). Executive will perform such duties as are normally associated with his position, as assigned from time to time. Executive shall perform his duties under this Agreement principally out of the Company’s Doylestown, Pennsylvania office, or such other location as assigned. In addition, the Executive shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company, including but not limited to regular trips to Tiziana’s offices in the United Kingdom and/or New York. There is no current requirement for you to work outside the United States of America for any consecutive period of one month or more.
3.Company Policies and Benefits. The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Executive will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans, if any, in effect from time to time during his employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
4.Director and Officer Indemnity and Insurance. Executive shall have all rights to indemnification under applicable law and under the Company’s Certificate of Incorporation or Bylaws, as they may be amended or restated from time to time and shall, in any event, be indemnified to the fullest extent permitted by law (to the extent not prohibited by the Company’s Certificate of Incorporation or Bylaws as currently in effect) for any actions or inactions as an officer or director of the Company or any related entity and as a fiduciary of any benefit plan of any of the foregoing.  In addition, the Company shall use reasonable efforts to maintain Director’s and Officer’s liability insurance on behalf of Executive, at least until the end of the Term, and throughout the period of any applicable statute of limitations, in an amount and on terms at least as favorable to Executive as provided by the Company or its affiliates to any current or former officer or director. The current insured limit with respect to the Company’s Directors and Officers insurance is $2,000,000.
2.Compensation.
1.Salary. Executive shall receive for Executive’s services to be rendered hereunder an initial annualized base salary of $300,000, subject to annual review and adjustment by the Company in its sole discretion, payable monthly subject to standard federal and state payroll withholding requirements in accordance with Company’s standard payroll practices (“Base Salary”).
2.Bonus. While this Agreement is in effect, Executive shall be eligible for a discretionary annual cash bonus determined by the Company in its sole discretion, and payable subject to standard federal and state payroll withholding requirements. It is expected that bonus eligibility will be equal to 35% of the base salary set out in clause 2.1 Whether or not Executive earns any bonus will be dependent upon (a) Executive’s continuous performance of services to the Company through the date any bonus is paid; and (b) the actual achievement of the applicable individual performance targets and goals by Executive as such targets and goals are established by the Board, after consultation with Executive. The annual period over which performance is measured for purposes of this bonus is January 1 through December 31. The Board will determine in its sole discretion the extent to which Executive has achieved the performance goals upon which the bonus is based and the amount of the bonus, which could be zero. The Executive’s eligibility for a bonus is subject to change in the discretion of the Board (or any authorized committee thereof). The bonus, if awarded, will be paid no later than March 15 of the calendar year immediately following the calendar year for which the bonus is being measured.
3.Stock Option. Subject to approval of the Company’s Board, the Company anticipates granting Executive one or more options to purchase a number of shares of the Company’s common stock, to be determined by the Board, subject to the terms of a standard equity plan and stock option agreement to be put in place by the time of the grant. The proposed grant is over 1,200,000 shares of common stock at market price vesting in 4 equal annual tranches to be implemented as soon as shareholder consent is obtained (the “Option”).
4.Expense Reimbursement. The Company will reimburse Executive for reasonable business expenses with proper documentation and in accordance with the Company’s standard expense reimbursement policy.
3.Proprietary Information, Inventions, Non-Solicitation and Non-Competition Obligations. As a condition of employment, Executive agrees to execute and abide by the Employee Proprietary Information, Inventions, Non-Solicitation and Non-Competition Agreement (“Proprietary Information Agreement”) attached as Exhibit A , which is between Executive and the Company but includes protections for the Group Companies. The Proprietary Information Agreement may be amended by Executive and the Company from time to time without regard to this Agreement. The Proprietary Information Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement.
4.Outside Activities. Except with the prior written consent of the Board, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s duties, and (iii) such other activities as may be specifically approved by the Board. This restriction shall not, however, preclude the Executive (x) from owning less than one percent (1%) of the total outstanding shares of a publicly traded company, or (y) from employment or service in any capacity with Affiliates of the Group Companies, or (2) continuing to consult to Synergy Pharmaceutical Inc. As used in this Agreement, “Affiliates” means an entity under common management or control with the Group Companies.

5.No Conflict with Existing Obligations. Executive represents that Executive’s performance of all the terms of this Agreement and as an Executive of the Company does not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.
6.Termination Of Employment. The parties acknowledge that Executive’s employment relationship with the Company is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause. The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.
1.Termination by the Company without Cause or for Good Reason.
(a)The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 6.1 at any time, in accordance with Section 6.6, without “Cause” (as defined in Section 6.2(b) below) by giving notice as described in Section 7.1 of this Agreement. A termination pursuant to Sections 6.5 and 6.6 below is not a termination without Cause for purposes of receiving the benefits described in this Section 6.1.
(b)If the Company terminates Executive’s employment at any time without Cause or Executive terminates his employment with the Company for “Good Reason” (as defined in Section 6.1(g) below) and provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then Executive shall be entitled to receive the Accrued Obligations (defined in 6.1(d) below). If Executive complies with the obligations in Section 6.1(c) below, Executive shall also be eligible to receive the following “Severance Benefits:”
(i)The Company will pay Executive an amount equal to Executive’s then current Base Salary for twelve (12) months, less all applicable withholdings and deductions (“Severance”), paid in equal installments beginning on the Company’s first regularly scheduled payroll date following the Release Effective Date (as defined in Section 6.1(c) below), with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter.
(ii)The Executive will retain all vested Options and any Options vesting during the 12 month period following the Release Effective Date;
(iii)If Executive timely elects continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following such termination, then the Company shall pay the COBRA premiums necessary to continue Executive’s and his covered dependents’ health insurance coverage in effect for himself (and his covered dependents) on the termination date until the earliest of: (i) twelve (12) months following the termination date (the “COBRA Severance Period”); (ii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), (the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.

(c)Executive will be paid all of the Accrued Obligations on the Company’s first payroll date after Executive’s date of termination from employment or earlier if required by law. Executive shall receive the Severance Benefits pursuant to Section 6.1(b) of this Agreement if: (i) by the 60th day following the date of Executive’s Separation from Service, he has signed and delivered to the Company a separation agreement containing an effective, general release of claims in favor of the Group Companies and their affiliates and representatives, in a form acceptable to the Company (the “Release”), which cannot be revoked in whole or part by such date (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); and (ii) if he holds any other positions with the Group Companies or any Affiliate, including a position on the Board, he resigns such position(s) to be effective no later than the date of Executive’s termination date (or such other date as requested by the Board); (iii) he returns all Company property; (iv) he complies with his post-termination obligations under this Agreement and the Proprietary Information Agreement; and (v) he complies with the terms of the Release, including without limitation any non-disparagement and confidentiality provisions contained in the Release. To the extent that any severance payments are deferred compensation under Section 409A of the Code, and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the payment of Severance will not be made or begin until the later calendar year.
(d)For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary through the date of termination, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan.
(e)The Severance Benefits provided to Executive pursuant to this Section 6.1 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program.
(f)Any damages caused by the termination of Executive’s employment without Cause would be difficult to ascertain; therefore, the Severance Benefits for which Executive is eligible pursuant to Section 6.1(b) above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.
(g)For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s consent: (i) a material reduction in Executive’s Base Salary of at least 25%; (ii) a material reduction in Executive’s duties, authority and responsibilities relative to the Executive’s duties, authority, and responsibilities in effect immediately prior to such reduction; or (iii) the relocation of Executive’s principal place of employment, without Executive’s consent, in a manner that lengthens his one-way commute distance by fifty (50) or more miles from his then-current principal place of employment immediately prior to such relocation; provided, however, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of his intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); (3) the Company has not, prior to receiving such notice from Executive, already informed Executive that his employment with the Company is being terminated; and (4) Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.
2.Termination by the Company for Cause.
(a)Subject to Section 6.2(c) below, the Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 6.7 of this Agreement.
(b)“Cause” means (i) any material breach of this Agreement, the Proprietary Information Agreement between the Executive and the Company, or any other written agreement between Executive and the Company, if such breach causes material harm to the Company or reasonably threatens to cause such harm; (ii) any material failure to comply with the Company’s written policies or rules, as they may be in effect from time to time during Executive’s employment, if such failure causes material harm to the Company, and to the extent it is curable by Executive, is not cured within thirty (30) days after written notice thereof is given to Executive by the Company; (iii) commission, conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State; (iv) any willful, intentional or grossly negligent act having the effect of materially injuring (whether financially or otherwise) the business or reputation of the Company, which to the extent it is curable by Executive, is not cured within thirty (30) days after written notice thereof is given to Executive by the Company; or (v) willful misconduct with respect to any of Executive’s material duties or obligations under this Agreement, including, without limitation, willful insubordination with respect to reasonable directions from the Board which, to the extent it is curable is not cured within thirty (30) days after written notice thereof is given to Executive by the Company.
(c) In the event Executive’s employment is terminated at any time for Cause, Executive will not receive the Severance Payments, or any other severance compensation or benefit, except that, consistent with the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.
3.Resignation by the Executive.
(a)Executive may resign from Executive’s employment with the Company at any time by giving notice as described in Section 6.6.
(b)In the event Executive resigns from Executive’s employment with the Company (other than for Good Reason), Executive will not receive the Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.
4.Termination by Virtue of Death or Disability of the Executive.
(a)In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, provide to the Executive’s legal representatives Executive’s Accrued Obligations.
(b)Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to the Executive, to terminate this Agreement based on the Executive’s Disability (as defined below). Termination by the Company of the Executive’s employment based on “Disability” shall mean termination because the Executive is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on the Executive’s Disability, Executive will not receive the Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.
5.Termination Due to Discontinuance of Business. Anything in this Agreement to the contrary notwithstanding, in the event the Company’s business is discontinued because rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company, then this Agreement shall terminate as of the day the Company determines to cease operation with the same force and effect as if such day of the month were originally set as the termination date hereof. In the event this Agreement is terminated pursuant to this Section 6.6, Executive will not receive any of the Severance Benefits, or any other compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.
6.Notice; Effective Date of Termination.
(a)Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:
(i)immediately after the Company gives notice to Executive of Executive’s termination, with or without Cause unless the Company specifies a later date, in which case, termination shall be effective as of such later date;
(ii)immediately upon the Executive’s death;
(iii)ten (10) days after the Company gives notice to Executive of Executive’s termination on account of Executive’s Disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided that Executive has not returned to the full time performance of Executive’s duties prior to such date;
(iv)ten (10) days after the Executive gives written notice to the Company of Executive’s resignation, provided that the Company may set a termination date at any time between the date of notice and the date of resignation, in which case the Executive’s resignation shall be effective as of such other date. Executive will receive compensation through any required notice period; or
(v)for a termination for Good Reason, immediately upon Executive’s full satisfaction of the requirements of Section 6.1(g).
(b)In the event notice of a termination under subsections (a)(i) and (iii) is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirement of Section 7.1 below. In the event of a termination for Cause, written confirmation shall specify the subsection(s) of the definition of Cause relied on to support the decision to terminate.
7.Cooperation With Company After Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall fully cooperate with the Company in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company.
8.Cooperation With Company After Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall reasonably cooperate with the Company in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company.
9.Effect of Termination. The Executive agrees that should the Executive’s employment be terminated for any reason, the Executive shall be deemed to have resigned from any and all positions with the Company and its subsidiaries, including, but not limited, to a position on the Board.
10.Application of Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a Separation from Service, unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A. It is intended that each installment of severance pay provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that severance payments set forth in this Agreement satisfy, to the greatest extent possible, the exceptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9). If the Company (or, if applicable, the successor entity thereto) determines that any payments or benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments and benefits shall be delayed until the earlier to occur of: (a) the date that is six months and one day after Executive’s Separation from Service, or (b) the date of Executive’s death (such applicable date, the “Specified Executive Initial Payment Date”). On the Specified Executive Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (i) pay to Executive a lump sum amount equal to the sum of the payments and benefits that Executive would otherwise have received through the Specified Executive Initial Payment Date if the commencement of the payment of such amounts had not been so delayed pursuant to this Section, and (ii) commence paying the balance of the payments and benefits in accordance with the applicable payment schedules set forth in this Agreement. All reimbursements provided under this Agreement shall be subject to the following requirements: (i) the amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year, (ii) all reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefit. It is intended that all payments and benefits under this Agreement shall either comply with or be exempt from the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement.
7.General Provisions.
1.Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail, telex or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll or Executive’s company-provided email address, or at such other address as the Company or the Executive may designate by ten (10) days advance written notice to the other.
2.Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.
3.Waiver. If either party should waive any breach of any provisions of this Agreement, Executive or Company shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
4.Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The parties have entered into a separate Proprietary Information Agreement. Any such separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of the Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

5.Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
6.Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
7.Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to his estate upon his death.
8.Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the Commonwealth of Pennsylvania.
9.Resolution of Disputes. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Executive’s employment with the Company or out of this Agreement, or the Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either the Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or the Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Executive Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy. The location for the arbitration shall be the Philadelphia, Pennsylvania metropolitan area. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at the Executive’s option, Executive may voluntarily pay up to one-half the costs and fees. The arbitrator may award reasonable attorney’s fees and other reasonable expenses of arbitration to the prevailing party if such an award is authorized by law in a civil action involving the same claim or by the agreement of the parties to the arbitration proceeding. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

142645365 v8
In Witness Whereof, the parties have executed this Executive Employment Agreement on the day and year first written above.

Rasna Therapeutics, Inc.

By: /s/ Tiziano Lazzaretti
Name: Tiziano Lazzaretti
Title: Chief Financial Officer

Executive:

/s/ Kunwar Shailubhai
Shailubhai Kunwar

Exhibit A

Employee Proprietary Information, Inventions,
Non-Solicitation and Non-Competition Agreement

Rasna technologies:

1.	Actinomycin D

2.	NPM-1 mutated AML

3.	LSD-1 inhibitors.